                                                               Exhibit (a)(2)(A)
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               ----------------

                                 Schedule 14D-9
                                 (Rule 14d-101)

                  SOLICITATION/RECOMMENDATION STATEMENT UNDER
            SECTION 14(d)(4) OF THE SECURITIES EXCHANGE ACT OF 1934

                               ----------------

                           Unigraphics Solutions Inc.
                           (Name of Subject Company)

                               ----------------

                           Unigraphics Solutions Inc.
                       (Name of Person Filing Statement)

                 CLASS A COMMON STOCK, $.01 PAR VALUE PER SHARE
                         (Title of Class of Securities)

                                   904928108
                     (CUSIP Number of Class of Securities)

                               ----------------

                               Anthony J. Affuso
                     President and Chief Executive Officer
                           Unigraphics Solutions Inc.
                               10824 Hope Street
                           Cypress, California 90630
                           Telephone: (714) 952-0311
          (Name, address and telephone number of Person authorized to receive notices and communications on behalf of
                          the Person filing Statement)

                               ----------------

                                with copies to:

         J. Randall Walti, Esq.                Harold R. Burroughs, Esq.
  Vice President, General Counsel and            R. Randall Wang, Esq.
               Secretary                             Bryan Cave LLP
       Unigraphics Solutions Inc.               One Metropolitan Square
           10824 Hope Street                  211 N. Broadway, Suite 3600
       Cypress, California 90630               St. Louis, Missouri 63102
       Telephone: (714) 952-0311               Telephone: (314) 259-2000

Item 1. Subject Company Information.

   The name of the subject company is Unigraphics Solutions Inc., a Delaware corporation (the "Company"). The address of the principal executive offices of the Company is 10824 Hope Street, Cypress, California 90630. The telephone number of the Company at its principal executive offices is (714) 952-0311.

   The title of the class of equity securities to which this Solicitation/Recommendation Statement on Schedule 14D-9 (the "Statement") relates is the Class A Common Stock, par value $.01 per share, of the Company (the "Shares" or the "Class A Common Stock"). As of August 10, 2001, there were 5,327,170 shares of Class A Common Stock outstanding.

Item 2. Identity and Background of Filing Person.

   The filing person is the subject company. The Company's name, business address and business telephone number are set forth in Item 1 above.

   This Statement relates to the tender offer by UGS Acquisition Corp. (the "Purchaser"), a Delaware corporation and a direct, wholly owned subsidiary of Electronic Data Systems Corporation, a Delaware corporation ("EDS"), to purchase any and all of the outstanding shares of Class A Common Stock at a purchase price of $32.50 per Share, net to the seller in cash (the "Offer Price"), upon the terms and subject to the conditions set forth in the Purchaser's Offer to Purchase, dated August 21, 2001, and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer"), copies of which are filed as Exhibits
(a)(1) and (a)(2) herewith, respectively, and are incorporated herein by reference in their entirety. As of December 31, 2001, EDS owned none of the Class A Common Stock and 100% of the Class B Common Stock, par value $0.01 per share, of the Company, representing in the aggregate approximately 98.3% of the combined voting power of all classes of capital stock of the Company and approximately 86.1% of the economic interest in the Company.

   The Offer is described in a Tender Offer Statement on Schedule TO (which includes information under Rule 13e-3 of the Securities Exchange Act of 1934), dated August 21, 2001 (the "Schedule TO"), which was filed with the Securities and Exchange Commission on August 21, 2001. The Offer is being made in accordance with the Agreement and Plan of Merger, dated as of August 2, 2001, by and among EDS, the Purchaser and the Company (the "Merger Agreement"). The Merger Agreement provides that, subject to the satisfaction or waiver of certain conditions, following completion of the Offer, and in accordance with the Delaware General Corporation Law (the "DGCL"), the Purchaser will be merged with and into the Company (the "Merger"). Following the consummation of the Merger, the Company will continue as the surviving corporation (the "Surviving Corporation") and will be a direct, wholly owned subsidiary of EDS. As more fully described in Item 3 below, at the effective time of the Merger (the "Effective Time"), each issued and outstanding Share (other than Shares owned by EDS, the Company or any of their subsidiaries, and Shares held by stockholders who properly exercise their appraisal rights in accordance with all of the relevant provisions of Section 262 of the DGCL) will be converted into the right to receive $32.50 in cash or any greater amount per Share paid pursuant to the Offer (the "Merger Consideration").

   The Schedule TO states that the principal offices of the Purchaser and EDS are located at 5400 Legacy Drive, Plano, Texas 75024.

Item 3. Past Contacts, Transactions, Negotiations and Agreements.

   Except as described herein (including in the Exhibits hereto) or incorporated herein by reference, to the knowledge of the Company, as of the date of this Statement there exists no material agreement, arrangement or understanding or any actual or potential conflict of interest between the Company or its affiliates and (1) the Company's executive officers, directors or affiliates or (2) the Purchaser or the Purchaser's executive officers, directors or affiliates (including EDS).

Certain Arrangements between the Company and its Executive Officers, Directors and Affiliates.

   Proxy Statement Disclosures. Certain contracts, agreements, arrangements and understandings between the Company and its executive officers, directors and affiliates are described on pages 2-22 of the Company's Proxy Statement relating to the Annual Meeting of the Company's stockholders held on May 16, 2001 (the "2001 Proxy Statement") in the sections: "Proposal 1: Election of Directors," "Director Compensation," "Section 16(a) Beneficial Ownership Reporting Compliance," "Ownership of Common Stock," "Executive Compensation," "Audit Committee Matters," "Relationship with EDS and Certain Transactions," "Proposal 2: Approval of the Unigraphics Solutions Inc. 2001 Incentive Plan," and in Items 10 through 13, inclusive, of the Company's Annual Report on Form 10-K for the year ended December 31, 2000 (the "Form 10-K"). The 2001 Proxy Statement is filed herewith as Exhibit (e)(2) and is incorporated herein by reference. Items 10 through 13, inclusive, of the Form 10-K are filed herewith as Exhibit (e)(3) and are incorporated herein by reference. The information incorporated by reference is considered to be a part of this Statement, except for any information that is superseded by information included directly in this Statement.

   Company Benefit Plans. Prior to entering into the Merger Agreement, the Company had an Employee Stock Purchase Plan (the "ESPP") permitting eligible employees of the Company and certain of its subsidiaries to purchase Shares of Class A Common Stock through accumulated after-tax payroll deductions at a discount to fair market value. The ESPP was terminated effective as of August 2, 2001, and no new elections by any person to participate in the ESPP will be honored, no additional payroll deductions will be made under the ESPP, and no additional shares of Class A Common Stock will be purchased through the ESPP. Participants' cash balances in the ESPP will be refunded as soon as practicable.

   Participants who own Shares through the ESPP may tender such Shares pursuant to the Offer and receive the Offer Price for such Shares or, if such Shares are not tendered, will be entitled to receive the Merger Consideration for such Shares as soon as practicable following the Effective Time in accordance with the terms of the Merger Agreement.

   The Company currently has the 1998 Incentive Plan, 1999 Broad Based Incentive Plan, 2000 Incentive Plan and 2001 Incentive Plan under which options to purchase Shares of Class A Common Stock have been granted to officers and certain employees of the Company and its subsidiaries and nonemployee directors of the Company.

   Each employee stock option to purchase shares of Class A Common Stock vested and outstanding immediately prior to the Merger will be canceled in exchange for cash equal to the difference between the Merger Consideration and the exercise price per share of that option.

   Each unvested option to purchase shares of Class A Common Stock outstanding immediately prior to the Merger, which does not vest as a result of the Merger, will be canceled in exchange for, at EDS' option, either (i) cash equal to the difference between the Merger Consideration and the exercise price per share of that option or (ii) an amount of cash equal to 25% of the amount described in
(i) above plus an option to purchase EDS common stock with a Black-Scholes value equal to 75% of the amount described in (i) above.

   According to the Schedule TO filed by EDS and the Purchaser, EDS currently intends to exchange unvested employee stock options for the consideration described in (ii) above. However, according to the Schedule TO filed by EDS and the Purchaser, in any individual case, EDS may elect to exchange the unvested options for the consideration described in (i) above, as a result of applicable tax, securities and other local laws applicable to employees in domestic and foreign jurisdictions.

   Each stock option held by any of our non-employee directors outstanding immediately prior to the Merger, whether vested or not vested, will be canceled, with the holder becoming entitled to the difference between the Merger Consideration and the exercise price per Share of that option.

   The Company has the Executive Deferral Plan (the "EDP") under which officers of the Company have deferred a portion of their compensation. Under Rules for the 2000 Plan Year (the "Rules"), amounts deferred under the EDP are credited with an alternative rate of return elected by each participant based on either the 30-year U.S. Treasury bond yield rate (the "Fixed-Income Equivalent") or Shares (the "Stock Equivalent"). Amounts credited with the Fixed-Income Equivalent rate of return are distributed in cash upon termination of employment or other specified events, and amounts credited with the Stock Equivalent rate of return are distributed in Shares. The Rules have been amended to eliminate the Stock Equivalent rate of return, provide that all amounts deferred under the EDP will be credited with the Fixed-Income Equivalent rate of return and provide that all distributions will be in cash.

   Pursuant to the Company's 401(k) Plan, contributions have been made to individual accounts by or on behalf of certain employees of the Company. Each participant's contributions and account are invested as directed by the participant in various investment funds made available by the Company, including the Unigraphics Solutions Inc. Stock Fund (the "Stock Fund"), which holds Shares. The 401(k) Plan has been amended, effective August 14, 2001, to prohibit any additional investment in the Stock Fund. The trustee appointed under the 401(k) Plan may tender the Shares held by the Stock Fund and receive the Offer Price for such Shares or, if such Shares are not tendered, will be entitled to receive the Merger Consideration for such Shares as soon as practicable following the Effective Time in accordance with the terms of the Merger Agreement. The consideration received for such Shares by the trustee for each participant's account will be reinvested in a money market fund available under the 401(k) Plan, subject to subsequent direction by the participant, and the Stock Fund will thereupon cease to be an investment fund available under the 401(k) Plan.

   Personal Services Agreements. The Company entered into Personal Services Agreements ("PSA") with Messrs. Affuso, Barnett, Davidson, Desmond, Duncan, Grindstaff, Kruse, Loss, Schenk and Walti. The PSAs state that outstanding awards under EDS stock plans continue to vest as long as such individuals remain employees of UGS. If an executive terminates his employment for "Good Reason" (as defined in the PSAs) or UGS terminates the executive without "Cause" (as defined in the PSAs), then such executive will be entitled to receive the equivalent of one year of his then-annual salary plus his then-current bonus target (or 1.25 times the previous year's bonus target if at the time of termination a bonus target had not yet been determined). In addition, the executive would be entitled to cash payments to cover certain health and welfare benefits, relocation expenses, and outplacement services. In a Change of Control situation (as defined in the PSAs), if the executive were to terminate his employment for Good Reason or if UGS terminates the executive without Cause, then the executive would be entitled to two times his then-current annual salary plus two times his bonus target (or the previous year's bonus target if a bonus target had not been established at the time of the executive's termination). The executive also would be entitled to the same other benefits as set forth above with respect to the executive's termination in a non-Change of Control situation. Under the PSAs, the Company's obligation to make termination payments is limited to an amount less than the excess "parachute" payment limit as set forth in Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended. The PSAs also include non-competition and non-solicitation obligations which cover the period of employment and one year thereafter.

Certain Arrangements between the Company and EDS.

   The information set forth under "INTRODUCTION," "SPECIAL FACTORS -- Background of the Offer," "SPECIAL FACTORS -- Recommendation of the Special
Committee and the Company Board; Fairness of the Offer and the Merger," "SPECIAL FACTORS -- Opinion of the Special Committee's Financial Advisor," "SPECIAL FACTORS -- The Merger Agreement," "SPECIAL FACTORS -- Beneficial Ownership of Common Stock," "SPECIAL FACTORS -- Transactions and Arrangements Concerning the Shares," "SPECIAL FACTORS -- Related Party Transactions," "THE OFFER -- Certain Information Concerning the Company" and "THE OFFER -- Certain Information Concerning EDS and the Purchaser" in the Offer to Purchase is incorporated herein by reference.

Interests of Certain Persons in the Offer and the Merger.

   In considering the recommendations of the Board of Directors of the Company (the "Company Board") and the special committee (the "Special Committee") of the Company Board with respect to the Offer, the Merger and the Merger Agreement and the fairness of the consideration to be received in the Offer and the Merger, stockholders should be aware that certain officers and directors of EDS, the Purchaser and the Company have interests in the Offer and the Merger which are described in the sections of the Offer to Purchase listed below and which may present them with certain actual and potential conflicts of interest.

   The information contained under "SPECIAL FACTORS -- Beneficial Ownership of Common Stock," "SPECIAL FACTORS -- Transactions and Arrangements Concerning the Shares," "SPECIAL FACTORS -- Related Party Transactions" and "SPECIAL
FACTORS -- Interests of Certain Persons in the Offer and the Merger" in the Offer to Purchase is incorporated herein by reference.

   The Special Committee and the Company Board were aware of these actual and potential conflicts of interest and considered them along with the other matters described below in Item 4, "The Solicitation or Recommendation --
 Reasons for Recommendation."

Item 4. The Solicitation or Recommendation.

Recommendation.

   Recommendation of the Special Committee. The Special Committee, at a meeting held on August 2, 2001, (i) approved and declared advisable the Offer, the Merger Agreement and the Merger; (ii) determined that the Offer, the Merger Agreement and the Merger are fair and in the best interest of the Company and its stockholders (other than EDS and its affiliates); (iii) determined that the Offer, the Merger Agreement and the Merger should be approved and declared advisable by the Board of Directors of the Company; and (iv) recommended that the stockholders of the Company accept the Offer, tender their Shares pursuant thereto and approve and adopt the Merger Agreement and the Merger, if submitted for their approval. The Special Committee recommends that stockholders accept the Offer and tender their Shares in the Offer.

   Recommendation of the Company Board. The Company Board, at a meeting held on August 2, 2001, by unanimous decision of the directors in attendance and based upon the recommendation of the Special Committee, (i) approved and declared advisable the Offer, the Merger Agreement and the Merger, (ii) determined that the Offer, the Merger Agreement and the Merger are fair to and in the best interests of the Company and its stockholders (other than EDS and its affiliates); and (iii) recommended that the Company's stockholders accept the Offer, tender their Shares pursuant thereto and approve and adopt the Merger Agreement and the Merger, if submitted for their approval. Messrs. Abigail, Chiapparone, Friedlander and Heller, each a member of the Company Board, are also officers or senior leaders of EDS. Messrs. Heller and Hamlin, each a member of the Company Board, are a current executive officer and director of EDS and former executive officer and director of EDS, respectively, and Mr. Affuso, a member of the Company Board, was a former executive of EDS. The Company Board was aware of these factors and took them into consideration in its deliberations. The Company Board recommends that stockholders accept the Offer and tender their Shares in the Offer.

   A letter to the stockholders of the Company; a letter to participants in the Unigraphics Solutions Inc. Employee Stock Purchase Plan; a letter to brokers, dealers, commercial banks, trust companies and other nominees; a letter to clients for use by brokers, dealers, commercial banks, trust companies and other nominees communicating the Company Board's recommendation; and the joint press release announcing the Offer and the Merger are filed herewith as Exhibits (a)(3), (a)(4), (a)(5), (a)(6), (a)(7), (a)(8), (a)(9), (a)(10),
(a)(11) and (a)(12), respectively, and are incorporated herein by reference.

   The recommendations of the Special Committee and the Company Board are based in part on the opinion delivered by Lehman Brothers Inc. ("Lehman Brothers") to the Special Committee on August 2, 2001, to the effect that, as of the date of the opinion, and based on and subject to the assumptions, limitations, and qualifications set forth therein, the consideration to be received by the holders of Shares (other than EDS and its affiliates) pursuant to the Offer and the Merger Agreement is fair from a financial point of view. The full text of the written opinion, which sets forth the assumptions made, the procedures followed, the matters considered and the limitations on the review undertaken by Lehman Brothers, is attached to the Offer to Purchase as Annex B and is incorporated herein by reference.

Reasons for Recommendation.

   The reasons for the recommendation stated in this Item 4 are set forth under "INTRODUCTION," "SPECIAL FACTORS -- Background of the Offer," "SPECIAL
FACTORS -- Recommendation of the Special Committee and the Company Board; Fairness of the Offer and the Merger" and "SPECIAL FACTORS -- Opinion of the Special Committee's Financial Advisor" in the Offer to Purchase, and are incorporated herein by reference.

Intent to Tender.

   To the best of the Company's knowledge, all of the Company's officers and directors, in order to avoid any potential for liability under Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), do not intend to tender the Shares owned by them pursuant to the Offer. However, to the best of the Company's knowledge, all of the Company's directors and officers intend to consent to or vote for the Merger, if submitted for their approval.

Item 5. Persons/Assets Retained, Employed, Compensated or Used.

   The information contained under "SPECIAL FACTORS -- Background of the Offer," "SPECIAL FACTORS -- Recommendation of the Special Committee and the Company Board; Fairness of the Offer and the Merger" and "SPECIAL FACTORS --
 Opinion of the Special Committee's Financial Advisor" in the Offer to Purchase is incorporated herein by reference.

   Neither the Company nor any person acting on its behalf has employed, retained or compensated, or currently intends to employ, retain or compensate, any person to make solicitations or recommendations to the stockholders of the Company on its behalf with respect to the Offer or the Merger.

Item 6. Interest in Securities of the Subject Company.

   The information set forth under "SPECIAL FACTORS -- Transactions and Arrangements Concerning the Shares" in the Offer to Purchase and Schedule III thereto is incorporated herein by reference.

   Except as set forth in this Item 6, no transactions in the Shares during the past 60 days have been effected by the Company or, to the best of the Company's knowledge, by any executive officer, director, affiliate or subsidiary of the Company.

Item 7. Purposes of the Transaction and Plans or Proposals.

   Except as described herein (including the Exhibits hereto) or incorporated herein by reference, the Company is not currently undertaking or engaged in any negotiations in response to the Offer that relate to (1) a tender offer for or other acquisition of the Company's securities by the Company, any subsidiary of the Company or any other person; (2) an extraordinary transaction, such as a merger, reorganization or liquidation, involving the Company or any subsidiary of the Company; (3) a purchase, sale or transfer of a material amount of assets of the Company or any subsidiary of the Company; or (4) any material change in the present dividend rate or policy, or indebtedness or capitalization of the Company.

   Except as set forth in this Statement, there are no transactions, resolutions of the Company Board, agreements in principle, or signed contracts in response to the Offer that relate to one or more of the events referred to in the preceding paragraph.

Item 8. Additional Information.

   The information contained in the Offer to Purchase filed as Exhibit (a)(1) herewith is incorporated herein by reference.

Item 9. Exhibits.

 Exhibit No.                             Description
 -----------                             -----------
    (a)(1)   Offer to Purchase, dated August 21, 2001.*+
    (a)(2)   Letter of Transmittal.*+
    (a)(3)   Notice of Guaranteed Delivery.*+
    (a)(4)   Letter to Stockholders of the Company, dated August 21, 2001.*+
    (a)(5)   Notice to participants in the Unigraphics Solutions Inc. Employee
             Stock Purchase Plan, dated August 21, 2001.*
    (a)(6)   Tender Offer Instruction Form for participants in the Unigraphics
             Solutions Inc. Employee Stock Purchase Plan.*
    (a)(7)   Notice to participants in the Company's 401(k) Plan.*
    (a)(8)   Tender Offer Instruction Form for participants in the Company's
             401(k) Plan.*
    (a)(9)   Letter from the Dealer Manager to Brokers, Dealers, Commercial
             Banks, Trust Companies and Other Nominees.*
   (a)(10)   Letter to clients for use by Brokers, Dealers, Commercial Banks,
             Trust Companies and Other Nominees.*
   (a)(11)   Joint Press Release issued by EDS and the Company on August 3,
             2001.*
   (a)(12)   Joint Press Release issued by EDS and the Company on May 23,
             2001.*
   (a)(13)   Opinion of Lehman Brothers Inc., dated August 2, 2001 (included as
             Annex B to the Offer to Purchase).*+
    (e)(1)   Agreement and Plan of Merger, dated as of August 2, 2001, by and among EDS, the Purchaser and the Company (included as Annex A to the Offer to Purchase).*
    (e)(2)   The Company's Proxy Statement Relating to the Annual Meeting of
             Stockholders Held on May 16, 2001 (incorporated by reference to the Schedule 14A of the Company filed on April 3, 2001 (File No.
             001-14155)).
    (e)(3)   Items 10 through 13 of the Company's Annual Report on Form 10-K for the year ended December 31, 2000 (incorporated by reference to the Form 10-K of the Company, filed on March 27, 2001 (File No.
             001-14155).
    (e)(4)   Unigraphics Solutions Inc. 2001 Incentive Plan, incorporated by reference to Exhibit A of the Company's Proxy Statement dated
             April 6, 2001 (File No. 001-14155).
    (e)(5)   Unigraphics Solutions Inc. 2000 Incentive Plan, incorporated by reference to Exhibit A of the Company's Proxy Statement dated
             April 4, 2000 (File No. 001-14155).
    (e)(6)   Unigraphics Solutions Inc. Executive Deferral Plan, incorporated by reference to Exhibit B of the Company's Proxy Statement dated
             April 4, 2000 (File No. 001-14155).
    (e)(7)   Unigraphics Solutions Inc. 1999 Broad-Based Incentive Plan,
             incorporated herein by reference to Exhibit 10.15 to the Company's
             Annual Report on Form 10-K for the fiscal year ended December 31,
             1999 (File No. 001-14155).
    (e)(8)   Unigraphics Solutions Inc. 1998 Incentive Plan, incorporated herein by reference to Exhibit 10.10 to the Company's Quarterly
             Report on Form 10-Q for the quarter ended June 30, 1998
             (File No. 001-14155).
    (e)(9)   Registration Rights Agreement between the Company and EDS, dated
             January 1, 1998, incorporated herein by reference to Exhibit 4.1 to Amendment No. 1 to the Company's Registration Statement on Form
             S-1 (filed May 21, 1998) (Registration No. 333-48261).

 Exhibit No.                             Description
 -----------                             -----------
   (e)(10)   Intercompany Agreement, effective as of January 1, 1998, between the Company and EDS, incorporated herein by reference to Exhibit
             10.2 to Amendment No. 1 to the Company's Registration Statement on
             Form S-1 (filed May 21, 1998) (Registration No. 333-48261).
   (e)(11)   Management Services Agreement, effective as of January 1, 1998, between the Company and EDS, incorporated herein by reference to
             Exhibit 10.3 to Amendment No. 1 to the Company's Registration
             Statement on Form S-1 (filed May 21, 1998) (Registration No. 333-
             48261).
   (e)(12)   Intercompany Credit Agreement, effective as of January 1, 1998, between the Company and EDS, incorporated herein by reference to
             Exhibit 10.4 to Amendment No. 1 to the Company's Registration
             Statement on Form S-1 (filed May 21, 1998) (Registration No. 333-
             48261).
   (e)(13)   Form of Intercompany Credit Agreement among Electronic Data
             Systems Corporation Finance Plc and each of substantially all of the Non-U.S. subsidiaries of the Company, each effective as of
             January 1, 1998, incorporated herein by reference to Exhibit 10.5 to Amendment No. 1 to the Company's Registration Statement on Form
             S-1 (filed May 21, 1998) (Registration No. 333-48261).
   (e)(14)   Intercompany Note of the Company, dated March 6, 1998, in the principal amount of $73 million issued to EDS, incorporated herein by reference to Exhibit 10.6 to Amendment No. 1 to the Company's
             Registration Statement on Form S-1 (filed May 21, 1998)
             (Registration No. 333-48261).
   (e)(15)   Tax Sharing Agreement, effective as of January 1, 1998, between the Company and EDS, incorporated herein by reference to Exhibit
             10.7 to Amendment No. 1 to the Company's Registration Statement on
             Form S-1 (filed May 21, 1998) (Registration No. 333-48261).
   (e)(16)   Memorandum of Understanding, effective as of January 1, 1998, between EDS and the Company regarding performance of certain obligations of EDS to General Motors Corporation, incorporated herein by reference to Exhibit 10.8 to Amendment No. 1 to the
             Company's Registration Statement on Form S-1 (filed May 21, 1998)
             (Registration No. 333-48261).
   (e)(17)   Personal Services Agreement, effective July 15, 2000, between the
             Company and Anthony J. Affuso, incorporated herein by reference to
             Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q for
             the quarter ended September 30, 2000 (File No. 001-14155).
   (e)(18)   Personal Services Agreement, effective July 15, 2000, between the
             Company and Charles C. Grindstaff, incorporated herein by
             reference to Exhibit 10.2 to the Company's Quarterly Report on
             Form 10-Q for the quarter ended September 30, 2000 (File No. 001-
             14155).
   (e)(19)   Form of Personal Services Agreement, effective January 20, 2000, entered into between the Company and certain executive officers of the Company (Douglas E. Barnett, Donald E. Davidson, Michael L.
             Desmond, James Duncan, Dennis P. Kruse, Robert F. Loss III,
             Richard W. Schenk and J. Randall Walti), incorporated herein by reference to Exhibit 10.18 of the Company's Annual Report on Form
             10-K405 for the fiscal year ended December 31, 2000 (File No. 001-
             14155).
   (e)(20)   EDS Standard Sub-Sublease Agreement, dated as of January 1, 1998, between EDS and the Company (Maryland Heights, MO facility), incorporated herein by reference to Exhibit 10.18 to Amendment No.
             1 to the Company's Registration Statement on Form S-1 (filed May
             21, 1998) (Registration No. 333-48261).
   (e)(21)   EDS Standard Sub-Sublease Agreement, dated as of January 1, 1998, between EDS and the Company (Cypress, CA facility), incorporated herein by reference to Exhibit 10.19 to Amendment No. 1 to the
             Company's Registration Statement on Form S-1 (filed May 21, 1998)
             (Registration No. 333-48261).
   (g)       None.

* Incorporated by reference to the Schedule TO filed by EDS and the Purchaser on August 21, 2001, as amended from time to time.

+ Included in copies mailed to the Company's stockholders.

                                   SIGNATURE

   After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: August 21, 2001                    UNIGRAPHICS SOLUTIONS INC.

                                                   /s/ Anthony J. Affuso
                                          By: _________________________________
                                            Name:Anthony J. Affuso
                                            Title:President and Chief
                                                 Executive Officer